SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549



                        __________________________


                                 FORM 8-K

                              CURRENT REPORT



                  Pursuant to Section 13 or 15(d) of the
                      Securities Exchange Act of 1934



Date of Report (Date of earliest event reported)  July 14, 1995


                            Cerner Corporation


Delaware                 0-15386                  43-1196944
(State or other     (Commission File Number) (I.R.S. Employer
jurisdiction of                              Identification No.)
Incorporation)


2800 Rockcreek Parkway, Suite 601, Kansas City, Missouri 64117
     (Address of principal executive offices)          (Zip Code)

Registrant s telephone number, including area code (816) 221-1024


_________________________________________________________________
        (Former name, former address, if changed since last report)

Item 5.  Other Events.

          Cerner Corporation (the "Company") issued a press release on July 17, 1995 relating to the Company's declaration of a 100% stock dividend in the shares of Common
     Stock, par value $.01 per share, of the Company, a copy of which press release is attached hereto as Exhibit A.

                                 SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Kansas City, State of Missouri, on July 17, 1995.


                              CERNER CORPORATION


                              By:  /s/ Neal L. Patterson
                                   Neal L. Patterson
                                   Chairman of the Board and
                                   Chief Executive Officer

                                EXHIBIT A

                                        CONTACT:  Wendy Coffey
                                                  816-221-1024


             CERNER CORPORATION ANNOUNCES 2 FOR 1 STOCK SPLIT

KANSAS CITY, MO -- July 17, 1995 -- Cerner corporation
(NASDAQ:CERN) today announced that its Board of Directors has approved a 2-for-1 stock split of the Company's common stock in the form of a 100% stock dividend.

Each shareholder of record on July 24, 1995 will receive one additional share of common stock for each share held on that date.

The distribution date for the new shares will be August 4, 1995.
Cerner had approximately 14.2 million shares of common stock issued and outstanding as of July 1, 1995. The stock split will increase the common shares issued and outstanding to approximately 28.4 million.

Clifford W. Illig, President and Chief Operating Officer, said,
"This is the third 2-for-1 stock split in less than four years and reflects the continued demand for Cerner stock, based on the Company's excellent operating results."

Cerner Corporation designs, installs, and supports information systems for the healthcare industry worldwide, including hospitals, HMO's, clinics, physician's offices, and integrated health organizations (IHO's). Cerner systems focus on the real mission of healthcare: caring for the individual. All Cerner applications are structured around a single architectural design, called Health Network Architecture (HNA), which allows information to be shared among clinical disciplines and across multiple facilities. Health professionals using Cerner systems are able to make more effective decisions, deliver care more efficiently, and ultimately streamline their processes.